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                              FOR IMMEDIATE RELEASE

                  MARCHIOLI NAMED PRESIDENT & CEO OF ADVANTICA
                  AND DENNY'S; ADAMSON TO CONTINUE AS CHAIRMAN

     SPARTANBURG, S.C., Jan. 4, 2001 -- Advantica Restaurant Group, Inc. (Nasdaq: DINE) announced today that its board of directors has named Nelson J. Marchioli, recently president of El Pollo Loco, as president and chief executive officer of Advantica and its core brand, Denny's. Marchioli assumes his new position in February.

     Marchioli joined El Pollo Loco in 1997 as president of the quick-service restaurant chain specializing in flame-broiled chicken, when the brand was owned by Advantica. In December 1999, Advantica sold El Pollo Loco to focus on its family dining operations. Under Marchioli's leadership, El Pollo Loco has achieved continuous positive growth trends with record same-store sales increases at both company and franchise locations and record systemwide sales and profitability.

     "Nelson is a successful, strategic brand leader that gets impressive results," said Elizabeth A. Sanders, lead director of Advantica's board of directors. "He brings to our company strong brand-building expertise, proven operations ability, and most importantly, energetic, collaborative leadership that has been effective in inspiring restaurant managers and franchise owners to deliver a consistently outstanding experience to customers."

     Marchioli has a broad range of leadership experience over the past 29 years at multiple restaurant brands including experience in domestic and international operations, development, procurement, distribution, quality assurance, design, construction and engineering.

     From 1996 to 1997, Marchioli was executive vice president and chief operating officer of Bruegger's Bagel Bakeries. During 10 years at Burger King, he served in various areas of the

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company including senior vice president of international operations and sales with responsibility for 57 countries, and senior vice president of quality and cost. From 1972 to 1986, Marchioli held key positions at General Mills Restaurant Group, now Darden Restaurants, in operations, corporate design, construction and purchasing for Red Lobster and its parent company.

     A native of Florida, Marchioli received a bachelor's degree in communications from the University of Central Florida in Orlando.

     Marchioli, 51, succeeds James B. Adamson, 52, who has been president, CEO and chairman of Advantica since 1995 and assumed the additional positions of Denny's president and CEO in February 2000, following announcement of the company's strategy to focus exclusively on its core Denny's brand and divest its two regional brands.

     Adamson will continue as chairman of the board of directors of Advantica through his planned retirement at the end of 2001.

     Advantica Restaurant Group, Inc. is one of the largest restaurant companies in the United States, operating over 2,400 moderately-priced restaurants in the mid-scale dining segment. Advantica's core brand is Denny's, the nation's largest full-service family dining restaurant, operating over 1,800 company and franchise restaurants. The company is continuing to market for divestiture FRD Acquisition Company, the parent company of Coco's and Carrows.

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